Exhibit 99.1

FOR RELEASE: Friday March 6, 2015 4:01 PM E.T.

Berkeley Heights, NJ

March 6, 2015

Authentidate Announces Developments in Business Relationship with

The Department of Veterans Affairs

Company to Focus on Commercial Telehealth and Inscrybe® Opportunities

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of web-based software applications and telehealth products and services for healthcare organizations, announced today that the Department of Veterans Affairs (VA) has informed the company that it does not intend to exercise the fourth and final option year under its Care Coordination Home Telehealth Program contract for devices and services. The company’s agreement with the VA, which was originally awarded in April 2011, consisted of a base year and four one-year option years that were exercisable at the VA’s sole discretion. The current option year under the contract expires on May 15, 2015 and the company anticipates that it will complete its transition process with the VA by that date.

Ian C. Bonnet, Authentidate’s recently appointed Chief Executive Officer stated, “The VA contract contained no minimum purchase requirements and the company was never able to realize the level of growth and profitability anticipated from the VA relationship, despite its best efforts and the commitment of substantial resources. Although we are obviously disappointed with the VA’s decision, the expiration of this contract will allow us to reduce our operating costs in excess of the average monthly recurring revenue and equipment margins previously generated from the VA project. This will allow us to repurpose our investments to focus on offering a broader array of solutions to the healthcare market than we already have available and to increase our sales efforts on the commercial market opportunities for our products and services, which we believe have greater potential.”

In response, the company will immediately implement plans to reduce its operating costs to better align its resources with its anticipated revenue over the next several quarters and the growth opportunities that it intends to pursue. These changes include a reduction in staff and the use of external resources and other costs. The company also expects to report significantly reduced revenues over the next several quarters due to the non-renewal of the VA contract.

Mr. Bonnet concluded, “Authentidate has invested considerable time and significant resources developing state-of-the-art products and services, and we believe our proprietary software offers unique advantages to a healthcare industry that relies increasingly on technology to reduce costs, improve efficiencies and enhance patient outcomes. The VA has extensive requirements not necessary in commercial sectors. While some of those requirements have innovated our offerings, others are simply not value add to commercial customers. By no longer building legacy products to those specifications, we will be able to dedicate more resources to more meaningful efforts for our customers and shareholders, exploit the key advantages of our products and services and focus our product development and sales efforts on healthcare organizations with the greatest demand for telehealth and Inscrybe solutions. As part of this strategy we intend to pursue strategic relationships with industry partners to supplement our marketing efforts.”

Conference Call

Authentidate’s senior management will conduct a conference call on Wednesday, March 18, 2015 at 4:00 PM Eastern Time to introduce Mr. Bonnet to the investor community, discuss these developments and address the company’s plans. The dial-in number for callers in the U.S. is 877-407-8293 and the dial in number for international callers is 201-689-8349. Or, participants may access a live webcast of the conference call by clicking the link listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events.

A dial-in replay of the call will be available through March 25, 2015. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 internationally, and enter the conference ID #13603742. A link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events & Presentations page at http://www.authentidate.com/investors/investor-events.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

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